EXHIBIT 10.14

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”), made and entered into effective as of the 1st day of January, 2007 (the “Effective Date”), by and between the CHICAGO BOARD OPTIONS EXCHANGE (“Employer”) and WILLIAM J. BRODSKY (“Employee”), is an amendment and restatement of the employment agreement previously entered into between the Employer and Employee dated May 18, 2004 (the “Prior Agreement”).

WITNESSETH:

WHEREAS, Employer and Employee desire to amend, revise and restate the Prior Agreement;

WHEREAS, Employer desires that Employee continue to provide services for the benefit of the Employer and its affiliates and Employee desires to continue such employment with the Employer;

WHEREAS, Employer and Employee acknowledge that Employee will continue to be a member of the senior management team of Employer and, as such, will continue to participate in implementing the Employer’s business plan;

WHEREAS, in the course of employment with the Employer, Employee has had and will continue to have access to certain confidential information that relates to or will relate to the business of the Employer and its affiliates; and

WHEREAS, Employer desires that any such information not be disclosed to other parties or otherwise used for unauthorized purposes.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Employment.

(a)           Employer shall continue to employ Employee on the terms hereinafter set forth. Except as set forth in Section 2 below, Employee shall continue to be employed as Chairman and Chief Executive Officer for the term of this Agreement. Employee shall perform such duties as may be prescribed for such offices in the Constitution and Rules of Employer and those, consistent with the offices of Chairman and Chief Executive Officer, that may be assigned to him from time to time by the Board of Directors of Employer (“Board”).

(b)           Employee agrees to continue to devote his full business time and efforts to the affairs of Employer and to the performance of his duties as its Chairman and/or Chief

Executive Officer. In doing so, he agrees to conduct himself at all times in a manner consistent with the reputation of Employer.

(c)           Employee agrees not to accept any membership on the board of directors of any private or public corporation (other than a non-business, not-for-profit, corporation) without the prior approval of the Board. Employer agrees to grant such approval if, in the discretion of the Board, such membership will present no conflict of interest or interference with Employee’s duties as Chairman and/or Chief Executive Officer of Employer, or any other duties assigned to him pursuant to Section 2. Employee will be entitled to retain all fees received in connection with membership on any such board of directors.

2.             Term. The term of this Agreement shall commence on the Effective Date and shall, unless earlier terminated in accordance with Section 6 hereof, expire on December 31, 2009. During the last calendar year of the term of this Agreement, Employer may employ a successor to Employee. In anticipation of or because of such event, during such last calendar year, Employee’s title and duties may be changed by the Board, provided such changed duties shall not be of the type described in Section 6(c)(iii) below. Any such change in the title and duties of Employee may be made whether or not a successor to Employee is employed during such last calendar year, and shall not in any way affect any other provision of this Agreement. Such change shall not constitute Good Reason under paragraph (c) of Section 6 or Section 9.

3.             Compensation. Employer shall pay to Employee for all services to be performed by Employee during the term of this Agreement:

(a)           A Base Salary at the rate of $1,400,000, per annum, payable in substantially equal regular installments in accordance with Employer’s practices for other executives, as such practices may be determined from time to time.

(b)           In addition to the aforementioned annual Base Salary, Employee may, for each calendar year of the term, be entitled to an annual Bonus to reflect the value of his services during the applicable calendar year. Each such annual Bonus shall be a cash amount, as determined by the Board in its sole discretion, based upon the recommendation of the Compensation Committee of the Board (“Committee”). The Bonus for each calendar year shall be payable to Employee as soon as practicable after the end of such calendar year, and in any event no later than April 1 of the year immediately following the calendar year for which it was earned.

(c)           All payments of Base Salary and Bonus shall be subject to such deductions as may be required to be made pursuant to law, government regulation or order, or by agreement with, or consent of, Employee.

4.             Additional Benefits.

(a)           Supplemental Retirement Benefit. Employee shall be entitled to a Supplemental Retirement Benefit for each calendar year commencing or ending during the term of this Agreement, with the Supplemental Retirement Benefit for each such calendar year being equal to:

(i)            ten percent (10%) of Employee’s annual Base Salary for the applicable calendar year, plus

(ii)           a Gross-Up Payment, as such term is defined in paragraph (l) of this Section 4, in respect of such Supplemental Retirement Benefit.

The Supplemental Retirement Benefit for each calendar year shall be paid to Employee as soon as practicable after the end of such calendar year, and in any event no later than April 1 of the year immediately following such calendar year.

(b)           Benefit Plans. Employee shall be entitled to participate in, and receive benefits under, (1) any qualified or supplemental retirement plan, program or arrangement currently made available by Employer for its executives, and (2) any such additional or substitute plan, program or arrangement that Employer may make available in the future and during the term of this Agreement for its executives (“Benefit Plans”), subject to and on a basis consistent with the terms, conditions and overall administration of each such Benefit Plan. If Employee’s employment with Employer, whether before, at, or after the expiration of the term hereof, terminates prior to Employee’s full vesting of benefits under any Benefit Plan, and provided Employee’s employment is not terminated for “Cause” as defined in Section 6 below, Employee’s rights thereunder shall not be subject to any forfeiture, but shall be treated as if fully vested under the Benefit Plan, and Employee shall receive fully vested benefits from either the Benefit Plan, Employer or both, based upon the Benefit Plan’s then current benefit formula and limited to Employee’s actual service with Employer and his average earnings at the date of termination of employment. If Employee shall be terminated for Cause, whether before, at, or after the expiration of the term hereof, prior to Employee’s full vesting of benefits under any Benefit Plan, Employee shall be entitled only to his vested benefit under such Benefit Plan based upon the terms thereof. Employer shall make a contribution on behalf of Employee under the Executive Retirement Plan of Employer, or any successor or substitute plan, pursuant to the terms thereof, for any calendar year ending during the term hereof, in an amount, if any, as designated by the Board in its sole discretion; provided, however, that such contribution shall be consistent with the contributions made for other senior executives of Employer.

Contributions made with respect to Employee pursuant to the Supplemental Retirement Plan of Employer, the Executive Retirement Plan of Employer, or any other nonqualified Benefit Plan at any time during the term hereof maintained by Employer (other than the Supplemental Retirement Benefit described in paragraph (a) of this section), shall continue to be contributed by Employer to a trust agreement established by Employer. Designated officers of Employer are the co-trustees of such trust agreement and have investment authority with respect to trust assets; provided that the trustees shall give consideration to investment guidelines made available by Employee from time to time. Trust assets attributable to contributions made with respect to Employee and earnings thereon are subject to creditors of Employer, but are otherwise available only to pay benefits to Employee and his beneficiaries pursuant to the terms of the applicable Benefit Plans of Employer and the terms of this Agreement. Contributions to the trust agreement for each calendar year shall be made as soon as practicable after the end of such calendar year, and in any event within 90 days after the end of such calendar year.

(c)           Memberships and Business Expenses. Employer will pay or promptly reimburse Employee for the following:

(i)            all initiation fees, annual dues and membership expenses in one country club selected and joined by Employee in which membership is useful for or necessary to the performance of Employee’s duties hereunder, and all reasonable expenses incurred in furtherance of, or in connection with the transaction of, the business of Employer hereunder at such country club;

(ii)           all reasonable initiation fees, annual dues and membership expenses in such civic, professional and lunch clubs selected by Employee in which membership is useful or necessary to the performance of Employee’s duties hereunder, and all reasonable expenses incurred in furtherance of, or in connection with the transaction of, the business of Employer hereunder at such civic, professional and lunch clubs;

(iii)          all reasonable expenses related to the spouse of Employee when she accompanies Employee on trips necessary or useful to the performance of Employee’s duties hereunder and where it is appropriate for such spouse to accompany Employee to further the performance of his duties; and

(iv)          all other reasonable business expenses, including automobile expenses, incurred by Employee in the performance of his duties hereunder.

Employer shall pay a Gross-Up Payment, as such term is defined in paragraph (l) of this Section 4, in respect of any payment or reimbursement of expenses described in this paragraph (c) that is includible in Employee’s income for income tax purposes.

(d)           Professional Services. Employee shall be entitled to reimbursement from Employer for his expenses for professional services, including legal, accounting and investment advice, relating to his continued employment with Employer and the performance of duties and reporting obligations related to his employment with Employer, and management of personal finances, income tax advice, and estate planning advice. The total reimbursable amount hereunder for each calendar year commencing or ending during the term of this Agreement shall not exceed the aggregate of (1) $12,500, plus (2) an amount equal to the excess of $12,500 over the amount reimbursed hereunder for any preceding calendar year that is not reimbursed in any other preceding calendar year.

In addition to any reimbursable amount under the preceding paragraph, Employee shall also be entitled to reimbursement from Employer for his expenses for legal services in connection with the negotiation of the terms of this Agreement, in an amount not to exceed $10,000.

(e)           Administrative Support. If Employee is employed by Employer on December 31, 2009, then for a period not to exceed twelve (12) months thereafter, Employer shall at its expense provide Employee with (1) an office on the premises of Employer at its principal place of business and (2) reasonable administrative support staff, which office and support staff shall be consistent with Employee’s status during the term of this Agreement.

(f)            Accounting For Reimbursements. All of the aforementioned amounts subject to reimbursement by Employer to Employee pursuant to paragraphs (c) and (d) of this Section 4 shall be subject to an accounting by Employee and approval by Employer.

(g)           Parking. Employer shall provide, without charge, a reserved automobile parking space for the exclusive use of Employee on the premises of Employer.

(h)           Vacations and Holidays. Employee shall be entitled to five (5) weeks paid vacation during each calendar year commencing or ending during the term of this Agreement. Employee shall also be entitled to all paid holidays given by Employer to its other executives.

(i)            Insurance Benefits. Employee and his dependents shall be entitled to participate in, and receive benefits under, (1) any health and dental plan, disability plan, accidental death and dismemberment plan, survivor income plan, and life insurance plan or arrangement currently made available by Employer for its executives, and (2) any such additional or substitute plan that Employer may make available in the future and during the term of this Agreement for its executives (“Insurance Plans”), subject to and on a basis consistent with the terms, conditions, and overall administration of each such Insurance Plan. At all times during the term of this Agreement, Employer shall maintain in force term life insurance coverage on Employee’s life in a face amount that, when aggregated with the face amount of coverage available under any life insurance plan or arrangement otherwise maintained by Employer, shall equal $1.8 million dollars.

(j)            Retiree Medical Coverage. Employer shall maintain retiree medical coverage for Employee and his spouse for a period commencing on the date of his termination of employment with Employer and ending on the date of death of the survivor of Employee and his spouse on the terms and conditions set forth in this subparagraph (j). Such retiree medical coverage shall be provided through a retiree medical plan to be established by Employer for its retired employees and their dependents that shall provide medical coverage for Employee and his spouse equivalent to that available to active executives of Employer and their spouses under the health plan of Employer from time to time in effect. The amount of such retiree medical coverage for Employee and his spouse shall be reduced by the amount of any medical coverage available to Employee and/or his spouse from time to time from any subsequent employer and from Medicare. Employee or his spouse shall pay the cost of such retiree medical coverage on an after-tax basis and shall be reimbursed by Employer, within 60 days after the end of each calendar year, for the cost of such coverage. Employee or his spouse shall also receive, within 60 days after the end of each calendar year, a Gross-Up Payment, as such term is defined in paragraph (l) of this Section 4, in respect of such reimbursement.

(k)           Other Fringe Benefits. Employee shall be entitled to participate in, and take advantage of, any other fringe benefits offered from time to time during the term hereof by Employer to its executives.

(l)            Gross-Up Payments. For purposes of this Agreement, a “Gross-Up Payment” shall mean an additional cash amount to be paid to Employee or his spouse in connection with a payment or reimbursement to Employee or his spouse under paragraphs (a), (c) and (j) of this Section 4, such that the net amount retained by Employee or his spouse on such

Gross-Up Payment, after reduction for any federal, state and local income or employment tax (at the highest applicable marginal rate of taxation for the applicable calendar years) on the Gross-Up Payment, shall be equal to the federal, state and local income or employment taxes owed on the payment or reimbursement to Employee or his spouse under paragraphs (a), (c) and (j) of this Section 4.

5.             Conversion of Employer to a For-Profit Corporation. In the event that Employer becomes a For-Profit Corporation during the term of this Agreement, Employer agrees to negotiate with Employee in good faith with respect to: (1) the grant to Employee of long-term incentives related to the equity of Employer as a For-Profit Corporation consistent with such equity grants to comparable executives made by corporations engaged in similar businesses to that of Employer; and (2) the adjustment of the terms of this Agreement as is appropriate as a result of Employer’s status as a For-Profit Corporation; provided that the total compensation and other benefits available to Employee under this Agreement are not reduced in the aggregate or adversely affected as a result of such adjustment. For purposes of this Section 5, Employer shall be deemed to be a For-Profit Corporation if it converts from a not-for-profit member-owned corporation to a for-profit shareholder-owned corporation. Further, upon Employer’s adoption of a stock option or similar equity incentive plan, Employer shall grant Employee options to purchase shares of its common stock in amounts and subject to such terms as determined by the Board in its sole discretion; provided, however, that the amount of options and the terms and conditions of such options shall be substantially similar to (and not less favorable to Employee than under) the proposed equity plan that was presented to the Board at its September 28, 2006 meeting. Options granted to Employee under such a plan shall provide, among other things, that options shall vest upon Employee’s retirement after attaining age sixty-five (65), or upon the occurrence of a Change in Control (as defined in Section 9 below), and all vested options may thereafter be exercised by Employee for the remainder of their term. The provisions of the foregoing sentence shall survive the expiration of the Term of this Agreement.

6.             Termination.

(a)           Termination for Cause. The Board, by vote of a majority of its members at a meeting at which Employee is present and given an opportunity to present his views, may terminate the employment of Employee with Employer at any time for “Cause.” For purposes of this Agreement, “Cause” shall be deemed to exist if, and only if:

(i)            Employee shall engage, during the performance of his duties hereunder, in acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance;

(ii)           Employee shall intentionally disobey or disregard a lawful and proper direction of the Board; or

(iii)          Employee shall materially breach this Agreement, and such breach by its nature is incapable of being cured, or such breach remains uncured for more than 30 days following receipt by Employee of written notice from Employer specifying the nature of the breach and demanding the cure thereof. For purposes of this clause (iii), a material breach of this Agreement which involves inattention by Employee to his duties under this Agreement shall be deemed a breach capable of cure.

The following shall not constitute Cause for the termination of the employment of Employee or the modification or diminution of any of his authority hereunder:

(i)            any personal or policy disagreement between Employee and Employer or any member of Employer or the Board; or

(ii)           any action taken by Employee in connection with his duties hereunder, or any failure to act, if Employee acted or failed to act in good faith and in a manner he reasonably believed to be in, and not opposed to, the best interest of Employer, and he had no reasonable cause to believe his conduct was unlawful.

Notwithstanding anything herein to the contrary, if Employer shall terminate the employment of Employee hereunder for Cause, Employer shall give at least 30 days prior written notice to Employee specifying in detail the reason or reasons for Employee’s termination. If the employment of Employee with Employer is terminated by Employer for Cause, Employer shall pay Employee his accrued but unpaid Base Salary (at the rate most recently determined) through the date of termination and a Supplemental Retirement Benefit calculated on Employee’s Base Salary earned through the date of termination, and, except as otherwise provided in this Agreement or in any Benefit Plan, Insurance Plan, program or arrangement of Employer, Employer shall have no further obligation to Employee under this Agreement. Such termination shall have no effect upon Employee’s rights under the Benefit Plans, the Insurance Plans and the retiree medical coverage described in paragraph (j) of Section 4 hereof.

(b)           Termination Without Cause. The Board, by vote of a majority of its members, may terminate the employment of Employee without Cause, at any time during the term of this Agreement, as of a date at least 15 days after the date a written notice of such termination is delivered by Employer to Employee. In such event, Employer shall, subject to the terms of Section 17 of this Agreement, within 30 days following the date of such termination, pay to Employee:

(i)            his Base Salary (based on the annual rate in effect on the date of termination) through the date of termination;

(ii)           a pro-rated Bonus equal to the Employee’s annual target Bonus for the calendar year in which Employee’s employment terminates multiplied by a fraction, the numerator of which shall equal the number of calendar days Employee was employed by Employer for the year in which his employment terminates and the denominator of which shall equal 365 (the “Pro-Rated Bonus”);

(iii)          a Supplemental Retirement Benefit calculated on Employee’s Base Salary earned through the date of termination; and

(iv)          a lump sum cash severance payment in an amount equal to the aggregate of:

(A)          the greater of (1) one times Employee’s annual rate of Base Salary in effect on the date of termination; or (2) the aggregate amount of Base Salary (based on the annual rate in effect on the date of termination), payable to Employee during the balance of the term of this Agreement following Employee’s date of termination;

(B)           the greater of (1) one times the Employee’s annual target Bonus for the calendar year in which his employment terminates; or (2) the annual target Bonus for the calendar year in which his employment terminates, multiplied by the number of years remaining in the term of this Agreement;

(C)           a Supplemental Retirement Benefit equal to ten percent (10%) of the aggregate amount payable under clause (A) above, plus a Gross-Up Payment, as such term is defined in paragraph (l) of Section 4, in respect of such Supplemental Retirement Benefit payable pursuant to this clause (C); and

(D)          the aggregate amount of all Employer contributions that Employee or his account would have received for a period equal to the greater of one year or the remaining term of this Agreement under the following employee benefit plans: (1) Chicago Board Options Exchange SMART Plan; (2) Chicago Board Options Exchange Supplemental Executive Retirement Plan; and (3) Chicago Board Options Exchange Executive Retirement Plan, or any successor plan.

In the event Employee is terminated without Cause during the term of this Agreement, except as otherwise provided in this Agreement or in any Benefit Plan, Insurance Plan, program or arrangement of Employer, Employer shall have no further obligation to Employee under this Agreement. Such termination shall have no effect upon Employee’s rights under the Benefit Plans, the Insurance Plans and the retiree medical coverage described in paragraph (j) of Section 4 hereof.

(c)           Voluntary Termination for Good Reason. Employee may voluntarily terminate his employment at any time during the term of this Agreement for “Good Reason” as of a date at least 15 days after the date a written notice of such termination is delivered by Employee to Employer. For purposes of this Agreement, “Good Reason” shall be deemed to exist if, and only if, without Employee’s express written consent, Employer or a successor employer:

(i)            shall change Employee’s position with Employer or a successor employer from the position of Chairman and Chief Executive Officer, except as provided in Section 2;

(ii)           shall assign to Employee duties of an executive nature that are reduced from Employee’s duties as Chairman and Chief Executive Officer, except as provided in Section 2;

(iii)          shall assign to Employee duties of a nonexecutive nature or for which Employee is not reasonably equipped by his skills or experience;

(iv)          shall reduce the Base Salary or the percentage of Supplemental Retirement Benefit of Employee, or materially reduce his fringe benefits and perquisites;

(v)           shall require Employee to relocate his principal business office or his principal place of residence outside the Chicago metropolitan area, or assign to Employee duties that would reasonably require such relocation; or

(vi)          shall terminate, reduce or limit Employee’s bonus opportunity under any bonus or incentive arrangement, or his participation in any Benefit Plan or Insurance Plan relative to the bonus opportunity or level of participation of other senior executives of similar rank, and only to such an extent as to materially reduce the aggregate value of Employee’s incentive compensation and benefits below their aggregate value as of the date hereof.

A termination of Employee’s employment for Good Reason shall be effectuated by giving Employer written notice of the termination within sixty (60) days of the event constituting Good Reason, setting forth in reasonable detail the specific conduct of Employer constituting Good Reason. Notwithstanding anything herein to the contrary, if Employee shall voluntarily terminate his employment for Good Reason, Employer shall pay to Employee the same amounts as are applicable with respect to termination by Employer without Cause under paragraph (b) of this Section 6, subject to the same terms and conditions set forth under Section 6(b).

(d)           Voluntary Termination without Good Reason. Employee may voluntarily terminate his employment without Good Reason at any time during the term of this Agreement as of a date at least 30 days after the date a written notice of such termination is delivered by Employee to Employer. If the employment of Employee is voluntarily terminated by Employee without Good Reason, Employer shall pay to Employee the same amounts as are applicable with respect to termination by Employer for Cause under paragraph (a) of this Section 6.

7.             Death. Except as otherwise provided in Section 8 below, if Employee dies during the term of this Agreement, or thereafter but prior to receipt of any amounts to which Employee is entitled, Employer agrees:

(a)           to pay Employee the same amounts as are applicable with respect to termination by Employer without Cause under Paragraph (b) of Section 6, subject to the same terms and conditions set forth under Section 6(b); and

(b)           to provide retiree medical coverage to the surviving spouse of Employee, if any, pursuant to the provisions of paragraph (j) of Section 4 above.

8.             Disability.

(a)           If Employee is “Permanently Disabled” for a continuous period of six (6) months, Employer may terminate Employee’s employment under this Agreement upon written notice to Employee. In such event:

(i)            Employee shall be paid the same amounts as are applicable with respect to termination by Employer without Cause under Paragraph (b) of Section 6, subject to the same terms and conditions set forth under Section 6(b); and

(ii)           Employee shall receive a monthly disability payment in the amount of $50,000, commencing with the month following the month through which payments are made pursuant to clause (i) next above and ending with the first to occur of the month in which Employee attains age 65 and the month in which Employee dies. Payments pursuant to this clause (ii) shall be made by Employer and/or pursuant to a long-term disability policy purchased by Employer from an insurance company it selects with respect to Employee. Such payments shall be reduced by any payments made to Employee pursuant to any long-term disability insurance policy or plan maintained by Employer for its executives.

(b)           For purposes of this Agreement, the term Permanently Disabled shall have the meaning set forth in the long-term disability policy or plan maintained by Employer for its executives then in effect, or if no such policy or plan is then in effect, shall mean a condition of bodily injury or disease or mental disorder that prevents Employee from performing the principal duties of his employment hereunder, as determined by an independent physician selected with the approval of both Employer and Employee.

9.             Change in Control.

(a)           If during the eighteen (18) month period following a Change in Control that occurs during the term of this Agreement (1) Employee is terminated by Employer or a successor employer without Cause, or (2) Employee voluntarily terminates his employment with Employer or a successor employer for Good Reason, Employee shall receive, within 30 days following the date of such termination and in lieu of and in complete satisfaction of any other payments described under Sections 6(b) or (c) of this Agreement and subject to Section 17 of this Agreement:

(i)            his accrued but unpaid Base Salary (based on the annual rate in effect on the date of termination) through the date of termination;

(ii)           the Pro-Rated Bonus;

(iii)          a Supplemental Retirement Benefit calculated on Employee’s Base Salary earned through the date of termination; and

(iv)          a lump sum cash severance payment in an amount equal to the aggregate of:

(A)          three times Employee’s annual rate of Base Salary in effect on the date of termination and three times the Employee’s annual target Bonus for the calendar year in which Employee’s employment terminates, if the Change in Control occurs during 2007; two times Employee’s annual rate of Base Salary in effect on the date of termination and two times the Employee’s annual target Bonus for the calendar year in which Employee’s employment terminates, if the

Change in Control occurs during 2008; and one times Employee’s annual rate of Base Salary in effect on the date of termination and one times the Employee’s annual target Bonus for the calendar year in which Employee’s employment terminates, if the Change in Control occurs during 2009.

(B)           a Supplemental Retirement Benefit equal to ten percent (10%) of the Base Salary payable under clause (A) above, plus a Gross-Up Payment, as such term is defined in paragraph (l) of Section 4, in respect of such Supplemental Retirement Benefit payable pursuant to this clause (C); and

(C)           the aggregate amount of all Employer contributions that Employee or his account would have received for a period equal to three (3) years (if the Change in Control occurs during 2007), two (2) years (if the Change in Control occurs during 2008), or one (1) year (if the Change in Control occurs during 2009), under the following employee benefit plans: (1) Chicago Board Options Exchange SMART Plan; (2) Chicago Board Options Exchange Supplemental Executive Retirement Plan; and (3) Chicago Board Options Exchange Executive Retirement Plan, or any successor plan.

For purposes of this Agreement, a “Change in Control” of Employer shall be deemed to occur on the effective time of (1) a merger or consolidation of Employer with one or more other entities or corporations as a result of which holders of memberships, seats or outstanding capital stock of Employer entitled to vote for the election of directors (“Voting Stock”) of Employer immediately prior to such merger hold less than 50% of the Voting Stock of the surviving or resulting corporation or entity, or (2) a transfer of substantially all of the property of Employer other than to a corporation or an entity of which Employer owns at least 50% of the Voting Stock. Payments pursuant to this Section 9 shall be in lieu of any amounts otherwise payable under Section 6.

(b)           If there is a Change in Control of Employer at anytime while Employee is employed by Employer or during the six month period following a termination of Employee’s employment (other than a termination for Cause), Employee shall be entitled to a bonus payment in an amount as determined by the Board, which shall not be less than the value of the options described in Section 5 above based upon the Towers Perrin report delivered to the Board in September 2006 (the “Sale Bonus”), provided that such Sale Bonus shall be reduced (but not below zero) by the value of options that vest upon the occurrence of a Change in Control. The foregoing notwithstanding, the Sale Bonus shall only be payable so long as Employer has not consummated an Initial Public Offering prior to the date of the applicable Change in Control. An “Initial Public Offering” shall be deemed to occur upon the first sale of common stock by Employer to underwriters for the account of Employer pursuant to a registration statement under the Securities Act of 1933, as amended, filed with and declared effective by the Securities and Exchange Commission, with minimum net proceeds of Fifty Million Dollars ($50,000,000). Subject to the terms of Section 17, the Sale Bonus shall be payable in full within thirty days following the Change in Control.

(c)           In the event that a Change in Control shall occur, and a final determination is made by legislation, regulation, ruling directed to Employee or Employer, by court decision, or by independent tax counsel described in paragraph (d) next below, that the aggregate amount of any payment made to Employee (1) under this Agreement, and (2) pursuant to any Benefit Plan, Insurance Plan or plan, program or policy of Employer in connection with, on account of, or as a result of, such Change in Control (“Total Payments”) will be subject to the excise tax provisions of Section 4999 of the Code, or any successor section thereof, Employee shall be entitled to receive from Employer, in addition to any other amounts payable hereunder, a lump sum payment (the “Excise Tax Gross-Up Payment”) sufficient to cover the full cost of such excise taxes and Employee’s federal, state and local income and employment taxes on the Excise Tax Gross-Up Payment, so that the net amount retained by Employee, after the payment of all such excise taxes on the Total Payments, and all federal, state and local income and employment taxes and excise taxes on the Excise Tax Gross-Up Payment (at the highest applicable marginal rate of taxation for the applicable calendar years), shall be equal to the Total Payments. Except as provided in paragraphs (a), (c), (j) and (l) of Section 4, the Total Payments shall be subject to any federal, state and local income and employment taxes thereon. The Gross-Up Payment shall be made at the same time as the payments described in clauses (1) and (2) of this paragraph (c).

(d)           Employer and Employee shall mutually and reasonably determine the amount of the Excise Tax Gross-Up Payment to be made to Employee pursuant to the preceding paragraph (c). Prior to the making of any such Excise Tax Gross-Up Payment, either party may request a determination as to the amount of such Excise Tax Gross-Up Payment. If such a determination is requested, it shall be made promptly, at Employer’s expense, by independent tax counsel selected by Employee and approved by Employer (which approval shall not be unreasonably withheld), and such determination shall be conclusive and binding on all parties. Employer shall provide such information as such counsel may reasonably request, and such counsel may engage accountants or other experts at Employer’s expense to the extent that they deem necessary or advisable to enable them to reach a determination. The term “independent tax counsel,” as used herein, shall mean a law firm of recognized expertise in federal income tax matters that has not previously advised or represented either party. It is hereby agreed that neither Employer nor Employee shall engage any such firm as counsel for any purpose, other than to make the determination provided for herein, for three years following such firm’s announcement of its determination.

(e)           In the event the Internal Revenue Service subsequently adjusts the excise tax computation made pursuant to paragraphs (c) and (d) of this Section 9, Employer shall pay to Employee, or Employee shall pay to Employer, as the case may be, the full amount necessary to make either Employee or Employer whole had the excise tax initially been computed as subsequently adjusted, including the amount of any underpaid or overpaid excise tax, and any related interest and/or penalties due to the Internal Revenue Service.

10.           Restrictive Covenant. During the term of his employment, and, if Employee’s employment is terminated pursuant to Sections 6(a), 6(b), 6(c), 6(d), 8 or 9, for a period of two years following the termination of his employment (except for non-renewal of the Term), Employee shall not:

(a)           singly, jointly, or in any other capacity, directly or beneficially, manage, join, participate in the management, operation or control of, or work for (as an employee, consultant or independent contractor), or permit the use of his name by, or provide financial or other assistance to, or be connected in any manner with, any securities or futures exchange, alternative trading system or electronic communications network (including any derivatives market) providing for the trading of securities or futures derivatives, located in the United States or any other country, or any affiliate thereof, or any direct competitor of Employer, without the express written approval of the Board of Employer. Employer shall have the sole and exclusive authority to determine whether an entity is a direct competitor of Employer for purposes of this Section 10;

(b)           provide any service or assistance which (i) is of the general type of service or assistance provided by Employee to Employer, (ii) relates to any technology, account, product, project or piece of work, with which Employee was involved during his employment with Employer, and (iii) contributes to causing an entity to come within the definition described in paragraph (a) above;

(c)           interfere with the relationship of Employer and any of its employees, agents or representatives; or

(d)           directly or indirectly divert or attempt to divert from Employer any business in which Employer has been actively engaged during the term hereof, nor interfere with the relationships of Employer with its sources of business.

11.           Confidentiality. Employee acknowledges that Employer may disclose secret or confidential information to Employee during the term of this Agreement to enable him to perform his duties hereunder. Employee agrees that, subject to the following sentence, he shall not during the term of this Agreement (except in connection with the proper performance of his duties hereunder) and thereafter, without the prior written consent of Employer, disclose to any person or entity any secret or confidential information concerning the business of Employer that was obtained by Employee in the course of his employment by Employer. This paragraph shall not be applicable if and to the extent Employee is required to testify in a legislative, judicial or regulatory proceeding pursuant to an order of Congress, any state or local legislature, a judge, or an administrative law judge, or if such secret or confidential information is required to be disclosed by Employee by any law, regulation or order of any court or regulatory commission, department or agency. Employee further agrees that if his employment by Employer is terminated for any reason, he will not take with him, but will leave with Employer, all records and papers and all matter of whatever nature that bears secret or confidential information of Employer. For purposes of this Agreement, the term “secret or confidential information” shall include, but not be limited to, any and all records, notes, memoranda, data, writings, research, personnel information, customer information, clearing members’ information, Employer’s financial information and plans, processes, methods, techniques, systems, formulas, patents, models, devices, compilations or any other information of whatever nature in the possession or control of Employer, that has not been published or disclosed to the general public, the options industry or the commodities futures industry; provided that such term shall not include knowledge, skills, and information that is common to the trade or profession of Employee. If Employee fails to comply with any provision of this Section 11, which failure (1) is inadvertent or unintentional, (2) occurs notwithstanding Employee’s good faith effort to comply with this Section 11 and (3) does not, and is not likely to, result in significant loss to Employer, then such failure shall not constitute a violation of any provision, covenant or agreement of this Section 11 for purposes of this Agreement, including Sections 6 and 12 hereof.

12.           Remedies. Employee consents and agrees that if, during the term of this Agreement, he violates any provisions of Sections 10 or 11 of this Agreement, Employer or its successors in interest shall be entitled, in addition to any other remedies that they may have, including money damages, to an injunction to be issued by a court of competent jurisdiction, restraining him from committing or continuing any violation of Sections 10 or 11 of this Agreement.

If, at any time, Employee violates, to any material extent, any of the covenants or agreements set forth in Sections 10 or 11 of this Agreement, Employer shall have the right to terminate the employment of Employee for Cause in accordance with the provisions of paragraph (a) of Section 6.

13.           Indemnity. Employer shall indemnify, protect, defend and save Employee harmless from and against any threatened, pending, contemplated or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which Employee is made a party by reason of the fact that Employee is an officer, employee or agent of Employer, or any judgment, amount paid in settlement (with the consent of Employer), fine, loss, expense, cost, damage and reasonable attorneys’ fees incurred by reason of the fact that Employee is an officer, employee or agent of Employer; provided, however, that Employee acted in good faith and in a manner he reasonably believed to be in the best interests of Employer, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Employer, at its expense, shall have the right to purchase and maintain insurance or fidelity bonds on behalf of Employee against any liability asserted against him and incurred by him in his capacity as an officer, employee or agent of Employer. Employee shall also be indemnified under Employer’s Articles of Incorporation and By-Laws, and covered by directors’ and officers’ liability insurance policies that are the same as or equivalent to those Employer currently carries for its other executives.

14.           Assignment. Neither Employee nor Employer may assign this Agreement, except that Employer’s obligations hereunder shall be binding legal obligations of any successor to all or substantially all of Employer’s business by purchase, merger, consolidation, or otherwise.

15.           Employee Assignment. No interest of Employee or his spouse or any other beneficiary under this Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Employee or his spouse or any other beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

16.           Benefits Unfunded. Except as otherwise provided in paragraph (b) of Section 4: (1) all rights of Employee and his spouse or any other beneficiary under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of Employer for payment of any amounts due hereunder, and (2) neither

Employee nor his spouse or any other beneficiary shall have any interest in or rights against any specific assets of Employer, and Employee and his spouse or any other beneficiary shall have only the rights of a general unsecured creditor of Employer.

17.           Release. As a condition to receiving the payments under Sections 6, 8 and 9 of this Agreement, Employee agrees to execute a release of claims (in a form substantially similar to the form set forth in Exhibit A which is attached hereto and made a part hereof) at the time such payments commence. Upon Employer’s receipt of Employee’s executed release of claims, Employer shall promptly commence payment of Employee’s payments. Notwithstanding the foregoing or anything herein to the contrary, if Employee is or becomes a “specified employee” as such term is defined under Section 409A of the Code and the regulations and guidance promulgated thereunder, the payment of any amounts under Sections 6 or 9 of this Agreement shall be delayed by a period of six (6) months following Employee’s separation from employment if necessary to ensure such payments are not subject to the penalties and interest under Section 409A.

18.           Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.

19.           Applicable Law. This Agreement shall be construed and interpreted pursuant to the internal laws of the State of Illinois, without regard to principles of conflicts of laws.

20.           Compliance. It is intended that any amount payable under this Agreement will comply with Section 409A of the Code, and regulations and guidance relating thereto, so as not to subject Employee to the payment of any interest and tax penalty which may be imposed under Section 409A of the Code, provided, however, that Employer shall not be responsible for any such interest and tax penalties. If any provision of this Agreement needs to be revised to satisfy the requirements of Section 409A of the Code, then such provision shall be modified or restricted to the extent and in the manner necessary to be in compliance with such requirements of the Code and any such modification will attempt to maintain the same economic results as were intended under this Agreement.

21.           Entire Agreement. This Agreement contains the entire agreement between Employer and Employee and supersedes any and all previous agreements, written or oral, between the parties relating to the subject matter hereof, including, but not limited to, the Prior Agreement. No amendment or modification of the terms of this Agreement shall be binding upon either of the parties hereto unless reduced to writing and signed by each of the parties hereto.

22.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

23.           Severability. The parties agree that this Agreement shall be construed in a way to make each of its provisions enforceable, but that the unenforceability of one or more provisions in one or more instances will not make invalid the entire Agreement or any other provisions of this Agreement as all of its provisions are severable. In the event a provision may be unenforceable as written, the parties agree that it shall be partially enforced to the extent permitted by law. The unenforceability of a provision in one instance shall not affect its enforceability in other instances.

24.           Successors. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, representatives and successors.

25.           Notices. Notices required under this Agreement shall be in writing and sent by registered U.S. mail, return receipt requested, to the following addresses or to such other address as the party being notified may have previously furnished to the other by written notice:

If to Employer:

Alan J. Dean, Executive Vice President
and Chief Financial Officer
Chicago Board Options Exchange
400 S. LaSalle Street
Chicago, Illinois 60605

If to Employee:

William J. Brodsky
1223 North Astor Street
Chicago, Illinois 60610-2314

With a copy to:

Philip L. Mowery
Vedder Price Kaufman & Kammholz
222 North LaSalle Street, Suite 2600
Chicago, Illinois 60601

26.           Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

IN WITNESS WHEREOF, Employee has hereunto set his hand, and Employer has caused these presents to be executed in its name on its behalf, all as of the date first above written.

Chicago Board Options Exchange

By:		/s/ Eugene S. Sunshine
Eugene S. Sunshine
	Title:	Chairman of the Compensation
Committee of the Board of Directors

/s/ William J. Brodsky
William J. Brodsky

Exhibit A

RELEASE OF CLAIMS

THIS RELEASE OF CLAIMS (“Release”) is made and entered into this      day of           , 200   , to be effective as of                       (the “Effective Date”), by and between CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED, a Delaware corporation (“CBOE”), and WILLIAM J. BRODSKY, a resident of the State of Illinois (“Brodsky”).

1.             In consideration of CBOE’s agreement to provide Brodsky with the severance pay and benefits described in Sections 6,8, and 9 of the attached Amended and Restated Employment Agreement by and between CBOE and Brodsky (the “Employment Agreement”), to which Brodsky is not otherwise entitled and the sufficiency of which Brodsky acknowledges, Brodsky does hereby fully, finally and unconditionally release and forever discharge CBOE and CBOE’s former and current officers, directors, employees, members, representatives and agents and all of their respective predecessors, successors, and assigns (collectively “Released Parties”), in their personal, corporate and representative capacities, from any and all rights, claims, liabilities, obligations, damages, costs, expenses, attorneys’ fees, suits, actions, and demands, of any and every kind, nature and character, known or unknown, liquidated or unliquidated, absolute or contingent, in law and in equity, enforceable or arising under any local, state or federal common law, statute or ordinance relating to Brodsky’s past employment with CBOE or any past actions, statements, or omissions of CBOE or any of the Released Parties occurring prior to Brodsky’s execution of this Release, including but not limited to all claims for defamation, wrongful termination, back pay and benefits, pain and suffering, negligent or intentional infliction of emotional distress, breach of contract, and interference with contractual relations, tort claims, employment discrimination claims, and all claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981), the Family and Medical Leave Act, the Equal Pay Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Illinois Human Rights Act, the Workers Adjustment and Retraining Act, and the Chicago and Cook County Human Rights Ordinances, and any other statutory, contract, implied contract, or common law claim arising out of or involving Brodsky’s employment, the termination of Brodsky’s employment, or any continuing effects of Brodsky’s employment with CBOE.

2.             Brodsky agrees not to sue CBOE or any of the Released Parties with respect to rights and claims covered by this Release. If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Release, Brodsky will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, action, suit, or legal proceeding.

3.             Brodsky has forty-five (45) days (until                ) within which to consider this Release, although Brodsky may accept it at any time within those forty-five (45) days. Once Brodsky has signed this Release, Brodsky will still have seven (7) days in which to revoke his acceptance of the ADEA portion of the Release by notifying CBOE, and specifically,

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Deborah Woods, Human Resources Department. The ADEA portion of the Release will not be effective or enforceable until the seven (7) day revocation period has expired. If the ADEA portion of the Release is revoked, the remainder of this Release shall remain in full force and effect as to all of its terms except for the release of claims under the ADEA, and CBOE will have three (3) business days to rescind the entire Release by so notifying Brodsky.

4.             Brodsky agrees that he will continue to be governed by those obligations arising under Paragraphs 10, 11 and 12 of the Employment Agreement, which are incorporated by reference herein, shall not be released, shall be unaffected hereby, and shall remain in full force and effect.

5.             This Release shall be binding upon and inure to the benefit of CBOE and its successors and assigns and Brodsky and his heirs, executors and administrators.

6.             This Release shall be construed and interpreted under the laws of the State of Illinois to the extent not preempted by applicable laws of the United States.

Dated:

William J. Brodsky

Dated:	CHICAGO BOARD OPTIONS EXCHANGE

By:

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